Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, February 17, 2016

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Quarter Highlights:

•	Slowdown in several key markets in fourth quarter of 2015

•	Strong U.S. dollar continues to negatively affect revenues and results

•	Fourth quarter 2015 Nuvera operating loss of $6.1 million and net loss of $3.5 million, consistent with expectations

•	Full year 2015 lift truck operating profit margin increased to 5.0% on 7% revenue decline

•	Definitive agreement entered into on February 14, 2016 to acquire Penta Holding S.p.A., a majority stakeholder of Bolzoni S.p.A.

Cleveland, Ohio, February 17, 2016 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $645.0 million and net income of $17.2 million, or $1.05 per diluted share, for the fourth quarter of 2015 compared with revenues of $710.7 million and net income of $26.4 million, or $1.61 per diluted share, for the fourth quarter of 2014. Consolidated operating profit was $26.2 million for the fourth quarter of 2015 compared with $33.2 million for the fourth quarter of 2014. The 2015 consolidated net income includes a full quarter of Nuvera's results, which the Company acquired on December 18, 2014, compared with only two weeks of results in the prior year fourth quarter.
Consolidated revenues were $2.6 billion for the year ended December 31, 2015 and consolidated net income was $74.7 million, or $4.57 per diluted share, compared with consolidated revenues of $2.8 billion and consolidated net income of $109.8 million, or $6.58 per diluted share, for the year ended December 31, 2014. Lift truck shipments of approximately 86,900 units were similar to the approximately 87,600 unit shipments in 2014. Full year 2015 consolidated operating profit decreased to $103.5 million from $148.8 million in 2014. Full year 2015 operating profit and net income include an operating loss and a net loss of $24.6 million and $14.6 million, respectively, at Nuvera. Full year 2014 operating profit and net income include a gain on the sale of assets of $17.7 million ($11.5 million net of taxes of $6.2 million, or $0.68 per diluted share) from the sale of the Company's Brazil facility.
EBITDA for the fourth quarter of 2015 and the year ended December 31, 2015 was $36.3 million and $136.6 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 9.

For the 2015 full year, the Company's cash flow before financing activities was $58.1 million, which was comprised of net cash provided by operating activities of $89.4 million less net cash used for investing activities of $31.3 million. For the 2014 full year, the Company's cash flow before financing activities was $55.6 million, which was comprised of net cash provided by operating activities of $100.0 million less net cash used for investing activities of $44.4 million. The Company's cash position was $155.1 million as of December 31, 2015 compared with $111.4 million as of December 31, 2014. Debt as of December 31, 2015 increased to $53.1 million from $31.5 million as of December 31, 2014.
As previously announced, Hyster-Yale and the shareholders of Penta Holding S.p.A. entered into a definitive agreement on February 14, 2016 whereby Hyster-Yale agreed to acquire, through an indirect wholly-owned subsidiary, all of Penta’s outstanding shares for an aggregate cash purchase price of approximately EUR 53.5 million, which includes the value of the majority stake of Bolzoni S.p.A., Penta's other assets and liabilities and consideration for the non-compete undertakings of the selling shareholders. Penta is the holder of 13,109,066 shares, or approximately 50.4%, of Bolzoni S.p.A. (the “Bolzoni Stake”), an Italian-listed company and a leading worldwide producer of attachments for forklift trucks under the Bolzoni Auramo and Meyer brand names. The closing of the transaction, which is expected to take place during the second quarter of 2016, is subject to customary closing conditions, including clearance by applicable antitrust authorities. There can be no assurance that all conditions will be met, that the acquisition of Penta (and indirectly of Bolzoni S.p.A.) will occur or that the anticipated benefits and effects of the transaction will be realized.
Following the closing of the Penta transaction, Hyster-Yale will launch, through an indirect wholly-owned subsidiary, a mandatory tender offer for all of the remaining outstanding shares of Bolzoni S.p.A. at the price in cash of EUR 4.30 per share (which is equal to the valuation of the Bolzoni Stake agreed upon by Hyster-Yale and the sellers and which is inclusive of Bolzoni S.p.A.’s 2015 consolidated net income). In the event that Bolzoni’s board of directors recommends that a dividend be paid to Bolzoni’s shareholders in connection with approving Bolzoni’s financial statements as of December 31, 2015, depending on the circumstances, the price per Bolzoni share in the mandatory tender offer may be reduced proportionately. The acquisition is expected to be funded using Hyster-Yale’s cash on hand and borrowings under Hyster-Yale’s existing credit facility.

Lift Truck Results
The lift truck business reported net income of $20.7 million and revenues of $644.6 million for the fourth quarter of 2015 compared with net income of $27.8 million and revenues of $710.7 million for the fourth quarter of 2014. Lift truck operating profit was $32.3 million for the fourth quarter of 2015 compared with $35.4 million for the fourth quarter of 2014.
In the fourth quarter of 2015, worldwide new unit shipments decreased to approximately 22,200 units from approximately 23,500 units in the fourth quarter of 2014 and were comparable to the approximately 22,400 units shipped in the third quarter of 2015.
Fourth quarter 2015 bookings were approximately 22,000 units, or approximately $510 million, compared with approximately 24,800 units, or approximately $590 million, for the fourth quarter of 2014. The 2014 fourth quarter bookings were influenced by a single very large order for a North American customer that was not repeated in 2015. Worldwide backlog was approximately 26,900 units, or approximately $660 million, at December 31, 2015 compared with approximately 28,100 units, or approximately $710 million, at December 31, 2014 and approximately 27,100 units, or approximately $670 million, at September 30, 2015.

Americas
Total shipments in the Americas segment, which includes the North America, Latin America and Brazil markets, decreased by approximately 1,300 units in the fourth quarter of 2015 compared with 2014 primarily as a result of the moderating U.S. market and the depressed Brazil economy. As a result of these lower unit volumes, as well as a shift in trucks sold away from higher-priced Class 5 trucks to lower-priced Class 3 warehouse trucks, revenues in the Americas declined to $441.6 million in the fourth quarter of 2015 from $490.1 million in the fourth quarter of 2014. Unfavorable currency movements of $10.3 million from the translation of sales into U.S. dollars, which strengthened against the Brazilian real, also contributed to the revenue decrease.
Despite the decrease in revenues, both gross profit and operating profit in the Americas improved in the fourth quarter of 2015 compared with the prior year. Gross profit improved mainly due to the favorable effect of material cost deflation and favorable currency movements of $3.1 million from the strength of the U.S. dollar. The overall improvement in the Americas gross profit was partially offset by lower unit and parts sales and a shift in sales to lower-margin lift trucks, as well as unfavorable manufacturing variances driven by the lower production levels. Lower selling, general and administrative expenses, attributable to lower employee-related costs and favorable currency movements of $1.3 million, partially offset by higher marketing-related costs, also contributed to the improved Americas operating profit.
In 2016, the Company expects the Americas market to continue to moderate compared with 2015, driven primarily by Brazil declining further from its already depressed levels. Despite these market conditions, unit shipments, revenues and parts sales are expected to increase in 2016 over 2015 due to the Company's success in winning several large customer accounts in 2015. However, revenues in the first half of the year, and particularly the second quarter, are expected to be down compared with 2015, primarily as a result of strong North American sales in the first half of 2015 due to a very large customer order late in 2014 that was shipped primarily in the first half of the year.
Full year 2016 operating profit in the Americas segment is expected to be down slightly compared with 2015. Expected benefits from currency movements at current currency rates and higher unit and parts volumes, as well as anticipated improvements in Brazil's operating results, are expected to be mostly offset by higher employee-related operating expenses and lower pricing of products. While the Americas full year 2016 operating profit is expected to be down slightly compared with the prior year, operating profit in the first half of the year is expected to be lower than the first half of 2015 primarily due to a shift in mix toward lower-priced and lower-margin products. This decline is expected to be mostly offset by operating profit improvements in the second half of the year driven by increased unit volumes, particularly in the fourth quarter.

EMEA
Total shipments in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased approximately 350 units in the 2015 fourth quarter compared with 2014. Despite the increase in shipments, EMEA's overall revenues declined to $157.5 million in the fourth quarter of 2015 from $169.6 million in the fourth quarter of 2014, mainly as a result of unfavorable currency movements of $21.1 million due to the translation of sales into U.S. dollars.
Unfavorable currency movements also significantly reduced EMEA's operating profit, which declined to $0.8 million in the fourth quarter of 2015 from $4.7 million in the fourth quarter of 2014. Benefits realized in gross profit from higher shipments were more than offset by unfavorable currency movements of $5.6 million and lower prices due to competitive pressures. The decline in EMEA's gross profit was partially offset by lower selling, general and administrative expenses as a result of favorable currency movements of $1.4 million.

During 2015, EMEA had currency hedges in place that mitigated the unfavorable effect of the strengthening U.S. dollar. However, as these hedges have expired, the new hedges have not been and are not expected to be as favorable, based on current currency rates, in offsetting increased U.S. dollar-based costs currently being incurred. As a result, the strong U.S. dollar is expected to have a larger unfavorable impact on results in 2016.
Markets in the EMEA segment are expected to continue to grow in 2016, driven by a moderate increase in Western Europe and slight growth in Middle East and Africa, partially offset by a decline in Eastern Europe. As a result, units and parts revenues are expected to increase in 2016. However, despite these improvements, operating profit in the EMEA segment is expected to decrease substantially in 2016 compared with 2015 as a result of the reduced favorability of the hedge contracts in place at current currency rates coupled with unfavorable currency movements, and an anticipated shift in sales mix to lower-margin products.

JAPIC
Revenues for the JAPIC segment, which includes operations in the Asia and Pacific regions, including China, as well as the equity earnings of the Sumitomo-NACCO operations, decreased in the fourth quarter of 2015 compared with the fourth quarter of 2014 primarily as a result of a decrease in unit shipments of approximately 300 units, largely in the Pacific market, as well as unfavorable currency effects of $2.5 million. The decline in revenue was partially offset by a shift in sales to higher-priced Big Trucks.
JAPIC generated an operating loss of $1.5 million during the fourth quarter of 2015 compared with operating profit of $0.5 million in 2014. The decline in results was primarily due to a decrease in gross profit from the effects of unfavorable currency movements of $1.0 million, reduced sales volumes and a shift in mix to lower-margin lift trucks. Despite the substantial change in operating results, net income declined only moderately, to $1.6 million in the fourth quarter of 2015 from $1.9 million in the fourth quarter of 2014, as a result of benefits from the reversal of certain income tax valuation allowances.
Looking forward, the JAPIC segment market is expected to continue to weaken in 2016, predominantly due to lower demand in China only partially offset by modest growth in certain other markets. However, as a result of the implementation of the Company's strategic initiatives, full year shipments, as well as unit and parts revenues, are expected to increase compared with 2015. Full year operating results are also expected to improve in 2016 primarily due to the increase in revenues and improved pricing. Shipments and operating results in the first half of 2016, particularly the first quarter, are expected to be lower than the first half of 2015, but are expected to be more than offset by improvements in the second half of the year.

Overall Lift Truck Outlook
The overall global market is expected to remain roughly stable in 2016, driven positively by the Western European market, with a moderating Americas market and weakening JAPIC market. Despite these market conditions, and because of the Company's success in winning some large customer accounts, revenues, unit shipments and parts sales are expected to increase in 2016 compared with 2015. However, the Company expects operating profit and net income in 2016 to be lower than in 2015 as the increases in sales and parts volumes are expected to be offset by higher operating expenses and an anticipated shift in sales mix to lift trucks with lower average profit margins. Lower operating profit is anticipated in the first half of 2016 with improvements in the second half of the year.

Commodity costs declined throughout 2015 and are expected to continue to be favorable in 2016. However, these commodities, including steel in particular, remain volatile and sensitive to changes in the global economy.
Cash flow before financing activities is expected to be positive but decline in 2016 compared with 2015.
Hyster-Yale remains focused on gaining market share in its lift truck business over time by implementing the following key strategic initiatives: (1) understanding customer needs at the product and aftermarket levels, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution, (4) improving the Company's warehouse market position, (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners, (6) enhancing its Big Truck market position and (7) strengthening its sales and marketing organization in all geographic regions.
The Company is also developing new products in many segments that are expected to support its market share growth. A key new product in the Class 5 internal combustion engine lift truck line is expected to be launched in mid-2016.
The lift truck business expects to continue to incur moderate incremental expense as it adds sales and marketing capabilities to help further its key strategic initiatives and the lift truck sales opportunities associated with its acquisition of Nuvera. The Nuvera-related costs are expected to grow as Nuvera's volume increases in 2016.

Nuvera Results
Nuvera reported revenues of $0.4 million, an operating loss of $6.1 million and a net loss of $3.5 million for the fourth quarter of 2015 compared with no revenue, an operating loss of $2.2 million and a net loss of $1.4 million in the fourth quarter of 2014. Hyster-Yale acquired Nuvera on December 18, 2014. Results in 2015 represent a full quarter of operating results compared with only two weeks of results in the prior year fourth quarter.
The fourth quarter 2015 operating loss is partially offset by a $0.9 million favorable contingent consideration purchase accounting adjustment. The fourth quarter 2014 operating loss includes $1.5 million of post-acquisition severance.

Nuvera Outlook
The Company's acquisition of Nuvera was driven by the view that the fuel-cell market for lift trucks has significant growth opportunities. Accordingly, the commercialization of Nuvera's fuel-cell technology is one of the Company's key strategic initiatives. Substantial progress toward commercialization of Nuvera's PowerEdge® units, which can be substituted for lead-acid batteries in Class 1, 2 and 3 lift truck models, was made in 2015, and early stages of PowerEdge® unit production began in late 2015. In the fourth quarter of 2015, Nuvera secured its first total power solution agreement with a customer. Nuvera expects to begin shipping PowerEdge® units to this customer in the first half of 2016, along with lift trucks and a PowerTap® hydrogen generation system.
Production is expected to ramp up throughout 2016 as additional sales of PowerEdge® units are made. As a result, Nuvera expects to generate full year 2016 PowerEdge® unit revenues, which are expected to be modest in the first quarter but grow gradually over the course of 2016 as production accelerates and new units are sold. Nuvera expects to sell the PowerEdge® products to the market at an average selling price of between $17,500 and $35,000, depending upon the model. The Company believes its U.S. customers will qualify for the 30% Federal Energy Credit on these PowerEdge® units, which would allow those customers to realize a lower after-tax cost in 2016. The tax credit currently expires at the end of 2016.
Nuvera expects to continue to focus on commercializing its fuel-cell technology, integrating this technology into the Hyster® and Yale® lift truck product ranges and expanding its product line, while also increasing its focus on reducing manufacturing costs per unit as production increases. As a result of the costs to implement these programs, Nuvera expects to generate an operating loss in 2016 of approximately $23 to $26 million. Nuvera has an objective of reaching a quarterly break-even operating profit by the end of 2017 or early 2018 on a run rate of approximately 700 PowerEdge® and ten PowerTap® units per quarter at target margins. Nuvera is also exploring a number of partnership opportunities which would be complementary to its core operating plan and which could potentially accelerate achievement of break-even results.
Nuvera is expected to support many of Hyster-Yale's key strategic initiatives in the short-term, including, meeting customer needs, providing lowest cost of ownership, enhancing its independent distribution and increasing its presence in the warehouse products market. With the addition of fuel-cell-powered products, Hyster-Yale believes it has a market-leading complement of power solutions for lift trucks, which now include lead-acid and lithium-ion battery and hydrogen fuel-cell-powered electric trucks, as well as a range of internal combustion engine-powered products that include liquid propane gas, compressed natural gas, gasoline and diesel fuel, which meet global emissions requirements.
Over the medium-term, Nuvera is expected to support the enhancement of the Company's Big Truck business and help the Company achieve improved revenues in Asia-Pacific. With full commercialization of the Nuvera product, the Company is expected to have the ability to participate in the growing fuel-cell market and expand the Company's offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with Hyster-Yale's plan to provide full life cycle maintenance, service and fueling requirements, is expected to provide the Company with an opportunity to meet customers' needs and offer a zero-emissions, low overall cost of ownership alternative. Nuvera's PowerTap® hydrogen generator appliance, which produces fuel-cell grade hydrogen, is in commercial production today with an expanding list of customers in multiple applications. Nuvera is also working on enhancing its Orion® fuel-cell technology and working with the Company's product engineering group to create an integrated fuel-cell power solution as an option in Hyster® and Yale® brand Class 4 and Class 5 lift trucks targeted for production in late 2018.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, February 18, 2016 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 5496147, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through February 25, 2016. The online archive of the broadcast will be available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, (15) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable, (16) the ability to obtain governmental approvals of the pending acquisition of Penta Holding S.p.A. (and indirectly Bolzoni S.p.A.) on the proposed terms and schedule, (17) certain conditions to the completion of the transaction will not be met, (18) competing offers may be made for Bolzoni S.p.A., (19) changes in the conditions affecting the industry in which Hyster-Yale or Bolzoni S.p.A. operate, (20) the successful integration of Bolzoni S.p.A.’s operations and employees, and (21) other factors that may affect Bolzoni S.p.A. and are described under the heading "Principal Risks and Uncertainties" in Bolzoni S.p.A.'s Annual Report for the year ended December 31, 2014 and its Quarterly Reports.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Nuvera Fuel Cells, LLC, a subsidiary of Hyster-Yale Group, is an alternative-power technology company focused on fuel-cell stacks and related systems, on-site hydrogen production and dispensing systems.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
	(In millions, except per share data)

Revenues	$645.0	$710.7	$2,578.1	$2,767.2
Cost of sales	534.4	593.3	2,147.3	2,319.5
Gross Profit	110.6	117.4	430.8	447.7
Selling, general and administrative expenses	84.4	84.2	327.3	316.7
Gain on sale of assets	—	—	—	(17.8)
Operating Profit	26.2	33.2	103.5	148.8
Other (income) expense
Interest expense	1.1	0.6	4.7	3.9
Income from unconsolidated affiliates	(1.9)	(1.5)	(6.1)	(5.6)
Other	(2.0)	1.2	0.4	0.4
Income before Income Taxes	29.0	32.9	104.5	150.1
Income tax provision	11.7	6.3	29.4	39.9
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.4)	(0.4)
Net Income Attributable to Stockholders	$17.2	$26.4	$74.7	$109.8

Basic earnings per share	$1.05	$1.62	$4.58	$6.61

Diluted earnings per share	$1.05	$1.61	$4.57	$6.58

Basic weighted average shares outstanding	16.323	16.286	16.307	16.607
Diluted weighted average shares outstanding	16.374	16.355	16.355	16.675

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2015	6/30/2015	9/30/2015	12/31/2015	LTM 12/31/2015
	(In millions)
Net Income Attributable to Stockholders	$13.9	$22.7	$20.9	$17.2	$74.7
Noncontrolling interest income	0.1	0.1	0.1	0.1	0.4
Income tax provision	5.7	4.6	7.4	11.7	29.4
Interest expense	1.0	1.3	1.3	1.1	4.7
Interest income	(0.3)	(0.3)	(0.3)	(0.6)	(1.5)
Depreciation and amortization expense	7.3	7.6	7.2	6.8	28.9
EBITDA*	$27.7	$36.0	$36.6	$36.3	$136.6

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
	(In millions)
Revenues
Americas	$441.6	$490.1	$1,775.5	$1,866.9
EMEA	157.5	169.6	606.4	686.3
JAPIC	45.5	51.0	193.7	214.0
Lift truck business	$644.6	$710.7	$2,575.6	$2,767.2
Nuvera	0.4	—	2.5	—
Total	$645.0	$710.7	$2,578.1	$2,767.2

Gross profit (loss)
Americas	$82.4	$81.6	$308.1	$301.3
EMEA	23.9	29.2	101.3	122.3
JAPIC	4.7	6.6	23.2	24.1
Lift truck business	$111.0	$117.4	$432.6	$447.7
Nuvera	(0.4)	—	(1.8)	—
Total	$110.6	$117.4	$430.8	$447.7

Operating profit (loss)
Americas	$33.0	$30.2	$116.9	$124.9
EMEA	0.8	4.7	13.0	26.2
JAPIC	(1.5)	0.5	(1.8)	(0.1)
Lift truck business	$32.3	$35.4	$128.1	$151.0
Nuvera	(6.1)	(2.2)	(24.6)	(2.2)
Total	$26.2	$33.2	$103.5	$148.8

Net income (loss) attributable to stockholders
Americas	$18.4	$22.7	$76.3	$88.6
EMEA	0.7	3.2	10.6	20.5
JAPIC	1.6	1.9	2.4	2.1
Lift truck business	$20.7	$27.8	$89.3	$111.2
Nuvera	(3.5)	(1.4)	(14.6)	(1.4)
Total	$17.2	$26.4	$74.7	$109.8

CASH FLOW AND CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2015	2014
	(In millions)
Net cash provided by operating activities	$89.4	$100.0
Net cash used for investing activities	(31.3)	(44.4)
Cash Flow Before Financing Activities	$58.1	$55.6

	December 31, 2015	December 31, 2014
Cash	$155.1	$111.4
Debt	53.1	31.5
Net Cash	$102.0	$79.9